EXHIBIT 7.11

                                                              CONFORMED COPY
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                   AMENDED AND RESTATED GOVERNANCE AGREEMENT

               Agreement dated as of October 25, 1995 between Roche Holdings, Inc., a Delaware corporation ("Roche"), and Genentech, Inc., a Delaware corporation (the "Company").

               WHEREAS, Roche, a subsidiary of Roche ("Merger Sub") and the Company have entered into an Agreement and Plan of Merger dated as of May 23, 1995 (as amended to date, the "Merger Agreement") pursuant to which, among other things, (i) Merger Sub is being merged (the "Merger") with and into the Company on the date hereof, (ii) all capital stock of the Company not owned by Roche or any Affiliate (as hereinafter defined) of Roche shall be converted into shares of Callable Putable Common Stock, par value $.02 per share (the "Special Common Stock"), of the Surviving Corporation (as defined in the Merger Agreement), and (iii) all of the common stock of Merger Sub owned by Roche shall be converted into Common Stock (as defined below), all upon the terms and subject to the conditions set forth in the Merger Agreement; and

               WHEREAS, Roche and the Company have previously entered into a Governance Agreement, dated as of September 7, 1990 (the "Governance Agreement"); and

               WHEREAS, Roche and the Company have agreed that the Governance Agreement shall be amended and restated in its entirety contemporaneously with the effectiveness of the Merger; and

               WHEREAS, Roche and the Company have agreed to set forth in this Agreement the terms and conditions upon which the Company shall redeem the Special Common Stock; and

               WHEREAS, Roche and the Company have agreed to establish in this Agreement certain terms and conditions concerning the corporate governance of the Company; and

               WHEREAS, Roche and the Company also have agreed to establish in this Agreement certain terms and conditions concerning the acquisition and disposition of securities of the Company by Roche and its Affiliates;

               NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, Roche and the Company hereby agree, and hereby amend and restate the Governance Agreement in its entirety, as follows:

                                   ARTICLE I

                         REDEMPTION AND REPURCHASE OF
                             SPECIAL COMMON STOCK

               SECTION 1.01. Redemption and Repurchase of Special Common Stock. (a) Subject to Sections 1.01(c) and 4.02, the Company shall, promptly upon receipt of a written request from Roche for the redemption of the Special Common Stock, designate a depositary (the "Depositary") for such redemption in accordance with paragraph (A) of Article THIRD, Section (c)(iv) of the Company's certificate of incorporation (the "Certificate of Incorporation") and notify Roche of such designation. Upon confirmation from the Depositary that it has received sufficient funds from Roche to pay the aggregate Redemption Price (as defined in the Certificate of Incorporation) in respect of all outstanding shares of Special Common Stock, the Company shall give, or cause to be given, the Call Notification (as defined in the Certificate of Incorporation) in accordance with such paragraph (B) of Article THIRD, Section
(c)(ii). The Company shall set as the date of redemption (the "Redemption Date") the date set forth in Roche's written request for redemption; provided that such date shall be consistent with the notice requirements of such paragraph (B). The Redemption Date shall in no event be later than the earlier of June 30, 1999 or such earlier date on which Roche's right to request redemption pursuant to this Section 1.01 shall terminate. The calculation of the Redemption Price per share of Special Common Stock, which shall be made in accordance with paragraphs (A) and (C) of Article THIRD, Section (c)(ii) of the Certificate of Incorporation, shall be verified with Roche prior to the mailing of such notice. In the event that additional amounts become payable, pursuant to the second sentence of Article THIRD, Section (c)(ii)(C) of the Certificate of Incorporation in connection with a redemption of the Special Common Stock pursuant to this Section 1.01(a), Roche shall promptly make available to the Depositary the aggregate additional amount required to be paid pursuant to such second sentence of Article THIRD, Section (c)(ii)(C).

               (b) At least ten, but not more than thirty, days prior to the commencement of the Put Period (as defined in the Certificate of Incorporation), or, in the event of an acceleration of the Put in accordance with the terms of Section (c)(v) of Article THIRD of the Certificate of Incorporation, as soon as practicable following the date of the occurrence of the Insolvency Event (as defined in the Certificate of Incorporation) giving rise to such acceleration (but in no event later than the tenth day following such date), the Company shall (i) designate the Depositary for making payments to, and receiving shares from, holders of Special Common Stock in connection with exercises of the Put (as defined in the Certificate of Incorporation) in accordance with paragraph (A) of Article THIRD, Section (c)(iv) of the Certificate of Incorporation and notify Roche of such designation and (ii) give, or cause to be given, the Put Notification (as defined in the Certificate of Incorporation) in accordance with paragraph (B) of Article THIRD, Section (c)(iii) of the Certificate of Incorporation or Section (c)(v) thereof, as the case may be. The Company shall set as the Put Period the period required to be set pursuant such Section (c)(iii) or Section (c)(v), as the case may be.

               (c) The Company's obligations under Sections 1.01(a) and 1.01(b) hereof shall be suspended during any period when, in the good faith judgment of the majority of the Company's directors, the redemption of the Special Common Stock would be prohibited under the Delaware General Corporation Law (the "DGCL").

               (d) Subject to the provisions of Section 1.01(c), the Company hereby irrevocably appoints Roche its attorney-in-fact for purposes of redeeming the Special Common Stock in accordance with the terms of Sections 1.01(a) and 1.01(b) hereof and the Certificate of Incorporation.

               SECTION 1.02. Deposit of Shares in Lieu of Cash. If so instructed in connection with any redemption of the Special Common Stock pursuant to Sections 1.01(a) hereof and Article THIRD, Section (c)(ii) of the Certificate of Incorporation, the Company shall deposit or cause to be deposited with the Depositary any certificates representing shares of Special Common Stock delivered to it by or on behalf of Roche promptly after the receipt thereof.

               SECTION 1.03. Indemnification. Roche shall indemnify the Company and its officers and directors against all losses, claims, damages, liabilities and expenses (including attorneys' fees) arising out of the redemption (pursuant to the Call or the Put (each as defined in the Certificate of Incorporation)) of the Special Common Stock in accordance with the provisions of this Agreement (including, without limitation, in the event of the Company's consummation of the redemption of Special Common Stock in contravention of Section 160 of the DGCL or any other law for the protection of creditors), other than any such losses, claims, damages, liabilities and expenses that result primarily from actions taken or omitted in bad faith by the indemnified person or from the indemnified person's gross negligence or willful misconduct.

               SECTION 1.04. Options, Etc. Roche and the Company will make appropriate provisions to assure that any options, warrants, rights or securities issued by the Company and convertible into or exercisable or exchangeable for shares of Special Common Stock outstanding on the Redemption Date or the final day of the Put Period (whether or not convertible, vested, exercisable or exchangeable on such date) become convertible into or exercisable or exchangeable for consideration of the same type and amount as the holders thereof would have received had they converted, exercised or exchanged such options, warrants, rights or securities prior to the Redemption Date or the final day of the Put Period. Nothing herein shall be deemed or construed as a waiver of any other rights that a holder of any such securities may have.

                                  ARTICLE II

                            FURTHER ACQUISITIONS OF
                          COMPANY SECURITIES BY ROCHE

               SECTION 2.01. Mergers, Etc. (a) Unless a majority of the Independent Directors (as hereinafter defined) shall have determined that there has been a sustained, substantial impairment of the business, prospects or financial viability of the Company and its subsidiaries, taken as a whole, since the effective time of the Merger (the "Effective Time"), Roche shall not, prior to June 30, 1999, propose any Business Combination (as such term is used in Article ELEVENTH of the Certificate of Incorporation) with Roche or any affiliate (an "Affiliate") of Roche, as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (such Act, including the rules and regulations promulgated thereunder, the "1934 Act"). Unless such a determination shall be made, Roche shall not propose any such Business Combination during the period commencing on July 1, 1999 and terminating on June 30, 2000, at a price per share for the unaffiliated holders of the common stock into which shares of Special Common Stock shall have been converted on June 30, 1999 less than the price per share at which shares of Special Common Stock could have been redeemed on such date, adjusted for any event occurring since such date as if the Special Common Stock had continued to be outstanding.

               (b) For purposes of the approval of the board of directors of the Company (the "Board") required under Article ELEVENTH of the Certificate of Incorporation for any transaction permitted by Section 2.01(a), the Independent Directors shall consider whether the Business Combination is fair to the minority stockholders of the Company without taking into account any possible discount due to the fact that there exists a controlling stockholder of the Company.

               (c) The term "Independent Director" means a director of the Company who would be entitled for purposes of Article ELEVENTH of the Certificate of Incorporation to vote on a Business Combination with Roche.

               SECTION 2.02. Additional Limitation.  Subject to (a) Sections
1.01 and 2.01 and (b) the obligation of the Company to honor the rights of holders of Special Common Stock to sell Special Common Stock to the Company in accordance with the Call and the Put, Roche shall not, directly or indirectly, purchase or otherwise acquire, or propose or offer to purchase or acquire, any Equity Security (as defined below) of the Company, whether by tender offer, market purchase, privately negotiated purchase, merger or otherwise, except that Roche may acquire Equity Securities such that Parent's Voting Interest (as defined below) in the Company would not immediately after such acquisition exceed 79.9%. Except as expressly required pursuant to the terms of the Special Common Stock and this Agreement, in no event will Roche, directly or indirectly, make any tender offer for Equity Securities of the Company without the consent of the majority of the Independent Directors. For purposes of this Agreement, (i) "Equity Security" means any (A) voting stock of the Company (other than shares of voting stock not having the right to vote generally in any election of directors of the Company), (B) securities of the Company convertible into or exchangeable for such stock, and (C) options, rights and warrants issued by the Company to acquire such stock; and (ii) "Parent's Voting Interest" means the percentage of votes for elections of directors of the Company generally controlled directly or indirectly by Roche Holding Ltd, a Swiss corporation ("Parent"), assuming the conversion, exchange or exercise into or for voting stock of all Equity Securities other than voting stock and not taking into account any voting agreements or arrangements granting to a third party control over the voting of voting stock (including those contained herein) beneficially owned by Parent.

               SECTION 2.03. Capital Contribution and Assumption of Put Obligations. (a) Roche agrees to, or to cause one or more of its Affiliates to, contribute to the Company, immediately prior to the time that any amounts become due and payable to the holders of Special Common Stock pursuant to Article THIRD, Section (c)(iii) of the Company's Certificate of Incorporation, (i) funds in an amount equal to the product of the number of shares of Special Common Stock with respect to which the Put has been properly exercised multiplied by the Put Price (as defined in Article THIRD of the Company's Certificate of Incorporation) plus (ii) such additional funds, if any, sufficient to permit the Company to redeem the shares of Special Common Stock with respect to which the Put has been properly exercised without violating Section 160 of the DGCL, any bankruptcy or insolvency law or other law or regulation for the protection of creditors. In exchange for such payment, the Company will issue to Roche (or to its designated Affiliate) a number of duly authorized and validly issued shares of Common Stock equal to the number of shares of Special Common Stock acquired thereby by the Company. Notwithstanding the foregoing, Roche's obligation to make any such payment to the Company under this Section 2.03 shall be void and of no further force and effect if, in lieu thereof, Roche shall (or shall cause one of its Affiliates to) elect to purchase, and make all arrangements necessary (including compliance by Roche, or any such Affiliate or Affiliates, with the 1934 Act, the 1933 Act (as hereinafter defined) and any other applicable Federal or state securities laws) to purchase, at the expiration of the Put Period, directly from the holders of Special Common Stock at the Put Price the shares of Special Common Stock which such holders elect to have purchased.

               (b) Notwithstanding any other term or provision hereof or of the Merger Agreement, the Marketing Agreement (as defined below), the Guaranty dated as of the date hereof by Parent of Roche's obligations under this Section 2.03, Article Third of the Company's Certificate of Incorporation or any other agreement, Roche agrees that it shall either (i) make (or cause one or more of its Affiliates to make) the aggregate payments required to be made under the first sentence of Section 2.03(a) hereof or (ii) if such payments are not made for any reason, make (or cause one of its Affiliates to make) the election to purchase referred to in the third sentence of Section 2.03(a) hereof and comply (or cause one of its Affiliates to comply) fully with such sentence; provided, however, that if an Insolvency Event (as defined in Article Third of the Company's Certificate of Incorporation) occurs, Roche shall, within 10 days after the occurrence of such Insolvency Event, either (x) contribute (or cause one or more of its Affiliates to contribute) to the Company an amount equal to the aggregate amount that would be required to be contributed to the Company under the first sentence of Section 2.03(a) hereof assuming (for purposes of clause (i) of such sentence) that the holders of all of the then outstanding shares of Special Common Stock (on a fully diluted basis) were to exercise the Put or (y) elect (or cause one of its Affiliates to elect) to purchase, and make all arrangements necessary (including compliance by Roche, or any such Affiliate, with the 1934 Act, the 1933 Act and any other Federal or state securities laws) to purchase, at the expiration of the Put Period, directly from the holders of Special Common Stock at the Put Price the shares of Special Common Stock which such stockholders elect to have purchased. In exchange for the payment by Roche of the amount specified in clause (x) of the immediately preceding sentence (which amount shall be invested by the Company in a money market fund which holds primarily U.S. government obligations until such time as any amounts are paid to creditors or stockholders), the Company will issue to Roche (or its designated Affiliate) a number of duly authorized and validly issued shares of Common Stock equal to the number of then outstanding shares of Special Common Stock (on a fully diluted basis). Immediately following the expiration of the Put Period, if the Put has not been exercised with respect to all of the then outstanding shares of Special Common Stock (on a fully diluted basis) and if Roche shall have complied with clause (x) of the first sentence of this Section 2.03(b), (1) the Company shall refund to Roche (or its designated Affiliate) an amount (together with any interest actually earned thereon) equal to the product of the Put Price times the number of outstanding shares of Special Common Stock (on a fully diluted basis) with respect to which the Put has not been exercised and (2) Roche (or by its designated Affiliate) shall, in exchange for such payment by the Company, contribute to the Company a number of shares of Common Stock equal to the number of outstanding shares of Special Common Stock (on a fully diluted basis) with respect to which the Put has not been exercised. In the event that Roche pays the amount specified in clause (x) of the first sentence of this Section 2.03(b), none of Roche, Parent or any of their respective Affiliates shall be entitled to any payments or other distributions on or in respect of any Equity Security unless and until the Company has redeemed all of the shares of Special Common Stock with respect to which the Put has been properly exercised. If (x) an Insolvency Event occurs and (y) Roche does not timely comply with its obligations under the proviso to the first sentence of this Section 2.03(b), the amounts required to be paid by Roche pursuant to such proviso shall be increased by $1,000,000, and the agent (the "Agent") under the Agency Agreement dated as of September 6, 1995 between the Company, the Agent and Parent shall have an undivided interest in the aggregate amount payable under such proviso, which undivided interest shall (i) be limited to, and shall in no event exceed, $1,000,000 and (ii) be paid by Roche directly to the Agent.

               (c) It is understood and agreed that, if Roche so elects, the obligation of Roche to purchase shares of Special Common Stock pursuant to any of the provisions in this Section 2.03 may, at the election of Roche, be assigned by Roche to Parent or any Affiliate of Parent (other than the Company). No assignment pursuant to this Section 2.03(c) shall relieve Roche of any of its obligations under this Section 2.03 or otherwise.

               (d) The Company shall take (and shall have no corporate power or capacity to refuse to take) such actions as may be necessary to enforce the obligations of Roche under this Section 2.03 and the obligations of Parent under the Guaranty dated as of the date hereof by Parent of Roche's obligations under this Section 2.03 (the "Guaranty") directly against Roche and Parent, or in the event of assignment by Roche, against Roche, Parent and any Affiliate of Parent to which any assignment is made.

                                  ARTICLE III

                              BOARD OF DIRECTORS

               SECTION 3.01. Initial Composition of Board of Directors at the Effective Time. The number of directors comprising the Board immediately after the Effective Time shall be 13. The directors of the Company following the Effective Time shall be the directors of the Company immediately prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until the earlier death, resignation or removal in accordance with the Company's Certificate of Incorporation and By-Laws and this Agreement. After the Effective Time, the Board shall continue to include up to two nominees of Roche, whom Roche shall continue to designate prior to the mailing of the applicable annual proxy statement of the Company. Such nominees shall continue to serve in the class or classes of directors in which they served prior to the Effective Time in a manner consistent with the terms of the Certificate of Incorporation and bylaws of the Company. Directors nominated by Roche pursuant to this Section 3.01 or Section 3.02 are referred to herein as "Investor Directors" and all other directors are referred to herein as "Noninvestor Directors". Notwithstanding any other provision of this Agreement, the Certificate of Incorporation or by-laws of the Company or applicable law, Roche shall not at any time prior to the day following the last day of the Put Period be entitled to designate, or cause the nomination or election of, more than two members of the Board.

               SECTION 3.02. Proportional Representation. (a) The Company agrees that after the last day of the Put Period the Board shall include two nominees designated by Roche and two officers of the Company nominated by the nominating or proxy committee of the Board. The remainder of the Board shall be comprised of Independent Directors. Upon its request, Roche shall be entitled to designate nominees for a number of such Independent Directors equal to Parent's Voting Interest times the total number of such Independent Directors, rounded up to the next whole number if Parent's Voting Interest is greater than 50% and rounded down to the next whole number if Parent's Voting Interest is less than or equal to 50%. Notwithstanding the foregoing, (i) the number of Independent Directors designated by Roche shall not exceed 50% after any Triggering Disposition (as defined in Section 4.02) and (ii) Roche shall have no right to designate any nominees for directors hereunder at any time after Parent's Voting Interest has fallen below 20%. Roche shall not have the right to nominate or designate any additional directors to the Board pursuant to this Section 3.02(a) unless and until (i) the Depositary shall have received the Put Price in respect of shares of Special Common Stock with respect to which the Put has been properly exercised and shall have been irrevocably instructed to pay the Put Price to stockholders that have exercised the Put; (ii) Roche shall have made (or caused one of its Affiliates to make) the election to purchase referred to in the third sentence of Section 2.03(a) hereof and shall have complied (or caused one or more of its Affiliates to comply) fully with such sentence; or (iii) the obligations of Roche under the third sentence of Section 2.03(a) hereof shall have otherwise been fully satisfied through Parent's performance under the Guaranty.

               (b) The Company agrees to cause the Board to be increased or decreased in size, and to cause the Board to fill the vacancies created by any such increase, as appropriate in order to achieve the proportionality required by Section 3.02(a). Any directors elected to fill a vacancy shall serve until the next annual meeting of stockholders, at which the newly created positions shall be assigned to classes of directors consistent with the terms of the Certificate of Incorporation and the Company's bylaws. Whenever necessary to maintain the proportionality required by Section 3.02(a), Roche will cause directors designated by Roche to resign from the Board. At such time as Parent's Voting Interest falls below 20%, Roche will cause all the Investor Directors to resign from the Board.

               (c) Roche and the nominating or proxy committee shall have the right to designate or nominate any replacement for a director designated by Roche or nominated by such committee, respectively, at the termination of such director's term or upon death, resignation, retirement, disqualification, removal from office or other cause. To the extent permitted by the Certificate of Incorporation or bylaws of the Company, the Board shall elect each person so designated or nominated.

               (d) No individual designated by Roche shall serve as a director unless such individual has such business or technical experience, stature and character as is commensurate with service on the board of a publicly held enterprise. No such individual who is an officer, director, partner or principal stockholder of any competitor of the Company and its subsidiaries (other than Roche and its Affiliates) shall serve as a director of the Company.

               SECTION 3.03. Committees. The Board shall designate a nominating or proxy committee, an executive committee, an audit committee and a compensation committee. Each committee of the Board (other than any special committee or committee of Independent Directors constituted for the purposes of making any determination that is to be made under the terms of this Agreement or the Certificate of Incorporation) shall at all times include at least one director designated by Roche and no action by any such committee shall be valid unless taken at a meeting for which adequate notice has been duly given to or waived by the members of such committee. Such notice shall include a description of the general nature of the business to be transacted at the meeting and no other business may be transacted at such meeting. Any committee member unable to participate in person at any meeting shall be given the opportunity to participate by telephone. The director designated by Roche to serve on any committee may designate as his alternate another director designated by Roche.

               SECTION 3.04. Nomination of Other Directors. (a) The nominating or proxy committee shall include, in addition to the director designated by Roche, one Noninvestor Director who is an officer of the Company and one Independent Director, and shall have the exclusive authority to nominate individuals to fill all Board positions except for those designated by Roche pursuant to the first sentence of Section 3.02(a). With respect to any election of directors, any nomination of a person not then serving as a director shall require the unanimous approval of the nominating or proxy committee; provided that the directors designated by Roche pursuant to Section 3.01, the directors designated by Roche pursuant to the first sentence of
Section 3.02(a), and the directors initially nominated by Roche pursuant to the third sentence of Section 3.02(a) shall not require such unanimous approval.

               (b) The Company agrees to use all reasonable efforts to solicit proxies for the nominees for director nominated by such committee from all holders of voting stock entitled to vote thereon.

               SECTION 3.05. Roche Approval Required for Certain Actions. The approval of the directors designated by Roche pursuant to Section 3.01 or the first sentence of 3.02(a) shall be required to approve any of the following:

               (a) the acquisition by the Company of any business or assets that would constitute a substantial portion of the business or assets of the Company, whether such acquisition be by merger or consolidation or the purchase of stock or assets or otherwise;

               (b) the sale, lease, license, transfer or other disposal of all or a substantial portion of the business or assets of the Company other than in the ordinary course of business, other than any such sale, lease, license, transfer or other disposal which is subject to the provisions of Section 3.07;

               (c) the issuance of any Equity Securities or other capital stock of the Company, except for (i) issuances of shares of Special Common Stock (or, after the conversion thereof into shares of the Company's Common Stock, par value $.02 per share (the "Common Stock"), Common Stock) or options, warrants or rights to acquire, or securities convertible into or exchangeable for, such Special Common Stock (or Common Stock) pursuant to any employee compensation plan that has been approved by a majority of the Independent Directors, (ii) issuances thereof upon the exercise, conversion or exchange of any outstanding Equity Securities or other capital stock; and
(iii) other issuances thereof during any 24 month period not exceeding 5% of the voting stock of the Company outstanding at the beginning of such 24 month period; or

               (d) the repurchase or redemption of any Equity Securities or other capital stock of the Company, other than redemptions required by the terms thereof and purchases made at fair market value in connection with any deferred compensation plan maintained by the Company.

For purposes of clauses (a) and (b), unless the majority of Independent Directors shall have made a contrary determination in good faith, a "substantial portion of the business or assets of the Company" shall mean a portion of the business or assets of the Company accounting for 10% of the consolidated total assets, contribution to net income or revenues of the Company and its consolidated subsidiaries.

               SECTION 3.06. Voting of Shares. (a) In any election of directors, Roche will vote its shares of Common Stock and of Special Common Stock for all nominees in proportion to the votes cast by the other holders of Special Common Stock (excluding, at Roche's option, any votes cast by any person (as such term is defined in Section 16(a) of the 1934 Act) or group (as defined in Section 13(d) of the 1934 Act) that beneficially owns (as defined in Rule 13d-3 promulgated under the 1934 Act) at least 12% of the Equity Securities not beneficially owned by Parent); provided that it may cast all of its votes in favor of any nominee designated by it pursuant to the provisions of this Agreement.

               (b) In any vote to amend the terms of the Special Common Stock, Roche will vote its shares of Special Common Stock, if any, in proportion to the votes cast by the holders of Special Common Stock (other than Roche and its Affiliates).

               SECTION 3.07. Affiliation Arrangements. Except as otherwise provided in the Marketing Agreement between F. Hoffmann -- La Roche Ltd and the Company dated as of the date hereof (the "Marketing Agreement"), the Company will not, and will not permit any of its subsidiaries to, enter into any material licensing or marketing agreement with respect to any products, processes, inventions or developments made by the Company or any subsidiary of the Company unless it shall have first negotiated in good faith with Roche for a reasonable period of not less than three or more than six months with a view towards reaching a mutually beneficial licensing or marketing agreement with respect to such products, processes, inventions or developments.


                                  ARTICLE IV

                           RESTRICTIONS ON TRANSFER
                                OF COMMON STOCK

               SECTION 4.01. Restrictions on Transfer of Common Stock. (a) Roche agrees that it will not sell or otherwise transfer any shares of Common Stock or Special Common Stock except (i) pursuant to a registered underwritten public offering in accordance with Article V, (ii) pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (such Act, including the rules and regulations promulgated thereunder, the "1933 Act"), provided that Roche at or prior to the time of such sale or transfer could have requested a registration pursuant to Section 5.01 and that any such sale shall be subject to the volume and manner of sale limitations set forth in such rule, whether or not legally required, (iii) to any entity that is directly or indirectly 100% owned by Parent or (iv) after the last day of the Put Period and so long as Parent's Voting Interest is not below 50%, in a Liquidating Sale, as defined below; provided that (x) no Liquidating Sale shall be made prior to the time that such transaction is either rejected by the Independent Directors or the stockholders, or consummated and (y) prior to the first anniversary of the last day of the Put Period the per share value offered to the public in any Liquidating Sale shall not be less than the final Redemption Price of the Special Common Stock (adjusted appropriately for events occurring after the conversion thereof as if it were still outstanding). The good faith determination of the majority of the Independent Directors of the value of the consideration offered in any proposal shall be conclusive and binding.

               (b) "Liquidating Sale" shall mean (i) a sale of all shares of Common Stock and Special Common Stock beneficially owned by Parent to any person or group that is acquiring all outstanding voting stock of the Company at a per share consideration having at least the same value, and to be paid in the same form as (or in cash), and not later than, the per share consideration to be paid to Roche and its Affiliates in a transaction that has been approved by the Board and the stockholders in accordance with the requirements that would be applicable to a Business Combination under Article ELEVENTH of the Certificate of Incorporation proposed by Roche or (ii) if such transaction proposed by such person or group has been rejected by the Independent Directors or the stockholders entitled to vote thereon under Article ELEVENTH of the Certificate of Incorporation, the sale of all the shares of Common Stock and Special Common Stock beneficially owned by Parent to such person or group for per share consideration having not more than the same value, and payable in the same form, as was so proposed to be paid to stockholders.

               (c) If requested by Roche, the Company shall use its best efforts to consider any proposal involving a Liquidating Sale expeditiously and, if recommended by the Board or any independent or special committee thereof to the stockholders, to cause a stockholder meeting to be convened as promptly as practicable for the purpose of voting on such proposal.

               (d) Notwithstanding the foregoing, no Liquidating Sale shall be permitted unless the transferee and each entity controlling such transferee shall have agreed in writing to be bound, and to cause their Affiliates to be bound, by the terms of this Agreement (including, without limitation, Section
3.06 hereof) as if it were Roche and has entered into a confidentiality agreement with the Company substantially in the form of the Confidentiality Agreement between Parent and the Company dated October 13, 1989 (as modified by Section 6.01 of the Agreement and Plan of Merger dated as of February 2, 1990 among the Company, Roche and HLR (U.S.), Inc.); provided that no transferee in a Liquidating Sale shall be entitled to the rights of Roche set forth in Articles III (other than Section 3.06) and VII hereof.

               SECTION 4.02. Commitment to Complete Disposition. In the event that Roche sells shares of Common Stock in an underwritten public offering or pursuant to Rule 144 prior to April 30, 2004 (a "Triggering Disposition"), it shall use its best efforts to sell additional shares of Common Stock within three years of the Triggering Disposition such that it will beneficially own not more than 20% of the outstanding shares of Common Stock. After a Triggering Disposition, Roche shall have no further rights (i) to request redemption of the Special Common Stock or (ii) pursuant to Sections 3.03, 3.04, 3.05 and 3.07 or Article VII; provided, however, that no Triggering Disposition shall relieve Roche of any of its obligations pursuant to the Put. Other than in connection with its obligations with respect to the Put pursuant to Section 2.03 hereof, after a Triggering Disposition, Roche shall not, without the prior written consent of the Board, acting alone or as part of a group, acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any Equity Securities or all or any substantial portion of the assets of, or otherwise seek to influence or control, in any manner whatsoever, the management or policies of the Company until the fifteenth anniversary of the date it ceases to beneficially own more than 20% of the outstanding shares of Common Stock, provided that the foregoing shall not apply to any of Roche's portfolio managers whose investment decisions are not directed by Roche.

                                   ARTICLE V

                              REGISTRATION RIGHTS

               SECTION 5.01. Registration. (a) The Company agrees that, at any time after April 30, 2000 or such earlier date as it shall have become illegal for Parent to continue to own the shares of Common Stock or Special Common Stock directly or indirectly or to exercise fully all rights of ownership with respect to the shares of Common Stock or Special Common Stock, upon the request of Roche it will file a registration statement (a "Registration Statement") under the 1933 Act as to the number of shares of Common Stock and/or Special Common Stock specified in such request (the "Registered Shares"); provided that, subject to Section 5.04, the Company shall not be required to file more than three Registration Statements that become effective and remain effective for the period referred to in Section 5.01(b).

               (b) The Company agrees to use its best efforts to have any registration of the Registered Shares declared effective as promptly as practicable after the filing thereof and (ii) to keep such registration statement effective for a period (up to three months) sufficient to complete the distribution of the Registered Shares. The Company further agrees to supplement or make amendments to the Registration Statement, if required by
(x) the registration form utilized by the Company for such registration or by the instructions applicable to such registration form, (y) the 1933 Act or the rules and regulations thereunder or (z) Roche (or any underwriter for Roche) with respect to information concerning Roche or such underwriter or the plan of distribution to be utilized with respect to the Registered Shares. The Company agrees to furnish to Roche copies of any such supplement or amendment prior to its being used or filed with the Securities and Exchange Commission (the "SEC").

               SECTION 5.02. Registration Procedures. Subject to the provisions of Section 5.01 hereof, in connection with the registration of shares of Common Stock hereunder, the Company will as expeditiously as possible:

               (a) furnish to Roche, prior to the filing of a Registration Statement, copies of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents in such quantities as Roche may reasonably request from time to time in order to facilitate the disposition of the Registered Shares;

               (b) use all reasonable efforts to register or qualify the Registered Shares under such other securities or blue sky laws of such jurisdiction as Roche reasonably requests and do any and all other acts and things as may be reasonably necessary or advisable to enable Roche to consummate the disposition in such jurisdictions of the shares of Common Stock or Special Common Stock owned by Roche; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (b),
(ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

               (c) use all reasonable efforts to cause the Registered Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable Roche to consummate the disposition of such shares of Common Stock or Special Common Stock;

               (d) notify Roche, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such Registration Statement or amendment contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the Registered Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

               (e) enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registered Shares;

               (f) make available for inspection by Roche, any underwriter participating in any disposition pursuant to such registration, and any attorney, accountant or other agent retained by any Roche or any such underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Company to supply all information reasonably requested by any such Inspector in connection with such registration; provided that (i) records and information obtained hereunder shall be used by such persons only to exercise their due diligence responsibility and (ii) records or information which the Company determines, in good faith, to be confidential shall not be disclosed by the Inspectors unless (x) the disclosure of such Records or information is necessary to avoid or correct a misstatement or omission in the Registration Statement or (y) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction. Roche shall use reasonable efforts, prior to any such disclosure, to inform the Company that such disclosure is necessary to avoid or correct a misstatement or omission in the Registration Statement. Roche further agrees that it will, upon learning that disclosure of such Records or information is sought in a court or governmental authority, give notice to the Company and allow the Company, at the expense of the Company, to undertake appropriate action to prevent disclosure of the Records or information deemed confidential;

               (g) use all reasonable efforts to obtain a comfort letter from the independent public accountants for the Company in customary form and covering such matters of the type customarily covered by comfort letters as Roche reasonably requests;

               (h) otherwise use all reasonable efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve months, beginning within three months after the effective date of the registration, which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158 thereunder; and

               (i) use all reasonable efforts to cause all Registered Shares to be listed on each securities exchange on which similar securities issued by the Company are listed.

               SECTION 5.03. Conditions to Offerings. The obligations of the Company to take the actions contemplated by Sections 5.01 and 5.02 with respect to an offering of shares of Common Stock shall be subject to the following conditions:

               (i) The Registered Shares shall (unless reduced pursuant to
Section 5.04(b)) constitute at least 10% of the outstanding common stock of the Company and shall be distributed in an underwritten firm commitment public offering. Roche shall have the right to select the investment banker or bankers and lead manager or managers to administer the offering and its or their counsel; provided that such lead manager or managers and such counsel must be reasonably satisfactory to the Company.

               (ii) There shall not have been an offering registered pursuant to Section 5.01 within the immediately preceding twelve months and if such earlier offering was completed or is continuing.

               (iii) Roche shall conform to all applicable requirements of the 1933 Act and the 1934 Act with respect to the offering and sale of securities and advise each underwriter, broker or dealer through which any of the Registered Shares are offered that the Registered Shares are part of a distribution that is subject to the prospectus delivery requirements of the 1933 Act.

               (iv) Roche shall use all reasonable efforts to effect as wide a distribution of such Registered Shares as reasonably practicable, and in no event shall any sale of Registered Shares be made knowingly to any person (including such person's Affiliates and any person or entities which are to the knowledge of Roche part of any group (as defined in Section 13(d) of the 1934 Act) which includes such purchaser (or any of its Affiliates)) who, after giving effect to such sale, would beneficially own (as defined in Rule 13d-3 promulgated under the 1934 Act) Equity Securities representing more than 5% of the Company's outstanding Common Stock or 5% of the Company's Equity Securities.

               The Company may require Roche to furnish to the Company such information regarding Roche or the distribution of the Registered Shares as the Company may from time to time reasonably request in writing, in each case only as required by the 1933 Act or the rules and regulations thereunder or under state securities or Blue Sky laws.

               Roche agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.02(d) hereof, such holder will forthwith discontinue disposition of Registered Shares pursuant to the registration covering such shares of Common Stock until Roche's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.02(d) hereof.

               SECTION 5.04. Additional Conditions. (a) The Company's obligations pursuant to Section 5.01 shall be suspended if (i) the fulfillment of such obligations would require the Company to make a disclosure that would, in the reasonable good faith judgment of the Company's board of directors, be detrimental to the Company and premature, (ii) the Company has filed a registration statement with respect to securities to be distributed in an underwritten public offering and it is advised by its lead or managing underwriter that an offering by Roche of the Registered Shares would materially adversely affect the distribution of such equity securities or
(iii) the fulfillment of such obligations would require the Company to prepare audited financial statements not required to be prepared for the Company to comply with its obligations under the 1934 Act as of any date not coincident with the last day of any fiscal year of the Company. Such obligations shall be reinstated (x) in the case of clause (i) above, upon the making of such disclosure by the Company (or, if earlier, when such disclosure would either no longer be necessary for the fulfillment of such obligations or no longer be detrimental), (y) in the case of clause (ii) above, upon the conclusion of any period during which the Company would not, pursuant to the terms of its underwriting arrangements, be permitted to sell the Registered Securities for its own account and (z) in the case of clause (iii) above, as soon as it would no longer be necessary to prepare such financial statements to comply with the 1933 Act. The period during which Roche is required to sell its shares of Common Stock pursuant to Section 5.05 shall be tolled for the duration of any suspension pursuant to this paragraph.

               (b) The number of shares of Common Stock to be registered pursuant to Section 5.01 shall be reduced to the extent that the Company is advised in writing by an investment banker of national standing that the sale of all shares of Common Stock requested to be registered by Roche would materially and adversely affect the market price of the Company's equity securities. No registration reduced pursuant to this Section 5.04(b) shall be counted for purposes of the proviso to Section 5.01(a).

               SECTION 5.05. Registration Expenses. All expenses incident to the performance of or compliance with this Article by the Company, including, without limitation, all fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registered Shares), rating agency fees, printing expenses, messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed, fees and disbursements of counsel for the Company and its independent certified public accountants (including the expenses of any comfort letters required by or incident to such performance), securities acts liability insurance (if the Company elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration and the fees and expenses of other persons retained by the Company (all such expenses being herein called "Registration Expenses"), will be borne by the Company. The Company will not have any responsibility for any registration or filing fees payable under any federal or state securities or Blue Sky laws or for any of the expenses of the holders of Registrable Securities incurred in connection with any registration hereunder including, without limitation, underwriting fees, discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities, counsel fees of such holders and travel costs.

               SECTION 5.06. Indemnification; Contribution. (a) Indemnification by the Company. The Company agrees to indemnify, to the fullest extent permitted by law, Roche, its directors and officers and each person who controls Roche (within the meaning of either the 1933 Act or the 1934 Act) against any and all losses, claims, damages, liabilities and expenses (including attorneys' fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus (each as amended and or supplemented, if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, provided that the Company shall not be required to indemnify any holder or its officers, directors or controlling persons for any losses, claims, damages, liabilities or expenses resulting from any such untrue statement or omission if such untrue statement or omission is made in reliance on and conformity with any information with respect to such holder furnished to the Company by such holder expressly for use therein. In connection with an underwritten offering, the Company will indemnify each underwriter thereof, the officers and directors of such underwriter, and each person who controls such underwriter (within the meaning of either the 1933 Act or 1934 Act) to the same extent as provided above with respect to the indemnification of Roche; provided that such underwriter agrees to indemnify the Company to the same extent as provided below with respect to the indemnification of the Company by Roche.

               (b) Indemnification by Roche. In connection with any registration in which Roche is participating, Roche will furnish to the Company in writing such information and affidavits with respect to Roche as the Company reasonably requests for use in connection with any such registration, prospectus, or preliminary prospectus and agrees to indemnify the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company (within the meaning of either the 1933 Act or of the 1934 Act) to the same extent as the foregoing indemnity from the Company to such holder, but only with respect to information relating to such holder furnished to the Company in writing by Roche expressly for use in the Registration Statement, the prospectus, any amendment or supplement thereto, or any preliminary prospectus.

               (c) Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to
Section 5.07(a) or Section 5.07(b), such person (hereinafter called the indemnified party) shall promptly notify the person against whom such indemnity may be sought (hereinafter called the indemnifying party) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party shall have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the indemnified parties, such firm shall be designated in writing by the indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the third sentence of this
Section 5.07(c), the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement in entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request or reasonably objected in writing, on the basis of the standards set forth herein, to the propriety of such reimbursement prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

               (d) Contribution.  If the indemnification provided for in this
Section 5.07 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 5.07, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 5.07(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

               The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.07(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

               If indemnification is available under this Section 5.07, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 5.06(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 5.06(d).

               SECTION 5.07. Rule 144. The Company covenants that it will file the reports required to be filed by it under the 1933 Act and the 1934 Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as Roche may reasonably request, all to the extent required from time to time to enable Roche to sell shares of Common Stock without registration under the 1933 Act within the limitation of the exemptions provided by (a) Rule 144 under the 1933 Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of Roche, the Company will deliver to Roche a written statement as to whether it has complied with such requirements.


               SECTION 5.08. No Inconsistent Agreements; etc. (a) The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to Roche in this Agreement.

               (b) Any determination required to be made by the Company under this Article V shall be made by the Independent Directors.

                                  ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES

               SECTION 6.01. Representations of the Company. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company.

               (b) The execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than (i) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended (the "1934 Act");
(ii) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"); and (iii) compliance with any applicable foreign or state securities or Blue Sky laws.

               (c) The execution, delivery and performance by the company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Company, and (ii) assuming compliance with the matters referred to in Section 6.01(b), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company.

               SECTION 6.02. Representations of Roche. (a) The execution, delivery and performance by Roche of this Agreement and the consummation by Roche of the transactions contemplated hereby are within Roche's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Roche.

               (b) The execution, delivery and performance by Roche of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than (i) compliance with any applicable requirements of the 1934 Act; (ii) compliance with any applicable requirements of the 1933 Act; and (iii) compliance with any applicable foreign or state securities or Blue Sky laws.

               (c) The execution, delivery and performance by Roche of this Agreement and the consummation by Roche of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Roche, and (ii) assuming compliance with the matters referred to in Section 6.01(b), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Roche.


                                  ARTICLE VII

                                   COVENANTS

               SECTION 7.01. Severance Arrangements. The Company will not and will not permit any of its subsidiaries to, (i) enter into any contract, agreement, plan or arrangement covering any director, officer or employee of the Company or any Subsidiary that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the Merger or the exercise by Roche of any of its rights under this Agreement to representation on the Board of Directors (and its committees) or any acquisition by Roche of securities of the Company (whether by merger, tender offer, private or market purchases or otherwise) not prohibited by this Agreement or (B) the termination of employment after the occurrence of any such contingency if such payment, acceleration or entitlement would not have been provided but for such contingency or (ii) amend any existing contract, agreement, plan or arrangement to so provide.

               SECTION 7.02. Marketing Agreements. Roche and the Company agree to negotiate in good faith with respect to the establishment of a marketing arrangement under which the Company would market, on agreed terms, certain products of Roche and its Affiliates.

                                 ARTICLE VIII

                                 MISCELLANEOUS

               SECTION 8.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

If to the Company:

         Genentech, Inc.
         490 Point San Bruno Boulevard
         South San Francisco, California 94080
         Attn: John P. McLaughlin
         Telecopy: 415-952-9881

With a copy to:

         Richard D. Katcher, Esq.
         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York 10019
         Telecopy: 212-403-2000

If to Roche:

         Roche Holdings, Inc.
         c/o Roche Holding Ltd
         Grenzacherstrasse 124
         CH-4002 Basel
         Switzerland
         Telecopy: 011-41-61-688-1396
         Attn: Dr. Felix Amrein

with a copy to:

         Peter R. Douglas, Esq.
         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, New York 10017
         Telecopy: 212-450-4800

or such other address or telecopier number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and the appropriate answerback is received or (ii) if given by any other means, when delivered at the address specified in this Section.

               SECTION 8.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Roche and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that no such amendment or waiver shall be effective without the approval of a majority of the Independent Directors.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               SECTION 8.03. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto except that, subject to the limitations set forth in Section 4.01(d), Roche may assign its rights to any transferee of its shares of Common Stock permitted under clause
(iii) or (iv) of Section 4.01.

               SECTION 8.04. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware.

               SECTION 8.05. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

               SECTION 8.06. Specific Performance. The Company acknowledges and agrees that Roche's and the Company's respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by the Company or Roche of the provisions of this Agreement, in addition to any remedies at law, Roche and the Company, respectively, without posting any bond shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

               SECTION 8.07. Termination.  This Agreement (other than Sections
1.03 and 1.04 hereof) shall terminate at such time as Roche and its Affiliates beneficially own 100% of the voting stock of the Company.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                           GENENTECH, INC.

                           By /s/ John P. McLaughlin
                             ---------------------------
                             Title: Senior Vice President

                           ROCHE HOLDINGS, INC.

                           By /s/ Henri B. Meier
                             ---------------------------
                              Title: Vice President